DIME COMMUNITY BANCSHARES, INC. POSTS QUARTERLY EARNINGS
Quarterly EPS of $0.28; Annualized loan growth of 17%; Annualized deposit growth of 13%

Brooklyn, NY – October 22, 2015 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "bank"), today reported financial results for the quarter ended September 30, 2015.  Consolidated net income for the quarter was $10.1 million, or $0.28 per diluted share, compared to $11.5 million, or $0.32 per diluted share, for the quarter ended June 30, 2015, and $11.8 million, or $0.33 per diluted share, for the quarter ended September 30, 2014.
Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "Loan prepayment fee income caused most of the variance in quarter-over-quarter EPS variance, dropping by $2 million, or roughly 3 cents per share, to $2.1 million. Loan growth remains substantial, the loan portfolio being up 17% annualized, and a weighted average rate on new loans of 3.44%, only slightly below the current loan portfolio yield of 3.66%. Deposit growth was also up by 13% annualized, with no change in cost of deposits on a linked quarter basis. Checking account growth, a primary initiative for the bank, was up 27% annualized, and, as a component of total deposits, has now reached 10.1%."
Mr. Palagiano continued, "We remain on pace to achieve our double digit growth target for 2015, and have been pleased with the success of our deposit gathering initiatives utilized to fund this growth. During the first nine months of 2015, we have experienced over 35% growth in business related deposits."
Management's Discussion of Quarterly Operating Results
•	Net Interest Margin
Net interest margin ("NIM") was 2.84% during the quarter ended September 30, 2015, compared to 3.05% during the June 2015 quarter, and 3.09% during the September 2014 quarter.  Income recognized from loan prepayment activity, which varies from quarter to quarter, had a positive impact on the Company's NIM during each of the reporting periods presented. However, the impact of prepayment activity was significantly lower during the September 2015 quarter. For the third quarter 2015, income from prepayment activity totaled $2.1 million, benefiting NIM by 19 basis points, compared to $4.1 million, or 39 basis points of impact upon NIM, during the quarter ended June 30, 2015. During the most recent quarter, the average yield on interest earning assets declined by 5 basis points (excluding prepayment income), while the average cost of funds declined by 6 basis points. The "core" NIM, which excludes the impact of prepayment income, was 2.65% during the September 2015 quarter, down only one basis point from the June 2015 quarter, and down slightly from 2.71% during the September 2014 quarter.
Core NIM is not expected to fluctuate significantly as long as the current interest rate environment remains in effect.
The average yield on real estate loans, exclusive of the impact of prepayment income, declined 7 basis points during the most recent quarter, as the average interest rate on amortized/satisfied loans continued to exceed the interest rate on newly originated loans. This was the primary contributor to the 5 basis point decline in the yield on interest earnings assets (excluding prepayment income) during the most recent quarter.
The 6 basis point decline in the average cost of funds during the most recent quarter resulted primarily from a 28 basis point reduction in the average cost of borrowings.
•	Net Interest Income
Net interest income was $31.8 million in the quarter ended September 30, 2015, $1.3 million below the $33.1 million reported in the June 2015 quarter, and $145,000 below the $32.0 million reported in the September 2014 quarter. The reductions from both the June 2015 and September 2014 quarters resulted from lower loan prepayment income recognized during the September 2015 quarter. Loan prepayment income totaled $2.1 million, $4.2 million and $3.9 million during the respective September 2015, June 2015 and September 2014 quarters. The September 2015 quarterly average interest earning assets were $143.1 million higher than their June 2015 quarterly level and $339.9 million above their September 2014 quarterly level. This growth in average interest earning assets helped to partially offset the reduction to net interest income from the lower loan prepayment income recognized during the September 2015 quarter.
•	Provision/Allowance For Loan Losses
A loan loss provision of $416,000 was recorded during the most recent quarter, due primarily to net growth of $185.5 million in loans during the period. Since net charge offs were nominal during the most recent quarter, the allowance for loan losses increased by nearly the full amount of the $416,000 quarterly provision during the period.
The bank's allowance, and periodic provision, for loan losses is significantly impacted by both loan portfolio growth (as reserves are established for new loans), and, for the great majority of loans, a rolling 4-year charge-off experience.
Throughout most of 2014, and the first six months of 2015, a benefit to the allowance and provision for loan losses that resulted from a reduction in the aggregate rolling 4-year loss experience exceeded the additional reserves required as a result of portfolio growth. This resulted in credits (negative provisions) to the allowance. In the September 2015 quarter, the added reserves from portfolio growth exceeded the benefit of the reduction in the aggregate rolling 4-year loss experience, resulting in a $416,000 provision.

Going forward, provided there are no new significant losses, the bank anticipates the next few quarters will require low or no provisioning, as these two significant components largely offset each other. Subsequently, any benefit from a reduction in the aggregate rolling 4-year loss experience is expected to be negligible.
•	Non-Interest Income
Non-interest income was $1.9 million for the quarter ended September 30, 2015, an increase of $222,000 from the June 2015 quarter. The increase resulted primarily from higher seasonal administrative fees collected on portfolio loans. Non-interest income was $82,000 above the September 2014 quarter, due to additional income recognized from Bank Owned Life Insurance assets, as the Company purchased additional BOLI policies in October 2014.
•	Non-Interest Expense
Non-interest expense was $16.1 million in the quarter ended September 30, 2015, down $242,000 from the June 2015 quarter, and approximately $200,000 below the $16.3 million projected level. Salaries and benefits expense were reduced by $165,000 during the September 2015 quarter as a result of market valuation adjustments on equity-based assets earmarked for future defined benefit payments.
Non-interest expense was 1.37% of average assets during the most recent quarter, compared to 1.44% during the June 2015 quarter. The efficiency ratio approximated 48% during the September 2015 quarter.
•	Income Tax Expense
The effective tax rate approximated 41% during the most recent quarter, above the forecasted 39% level, due to adjustments resulting from the completion and filing of the 2014 tax return.
Management's Discussion of the September 30, 2015 Balance Sheet
Total assets were $4.83 billion at September 30, 2015, up $188.0 million, or 16.2% annualized, from June 30, 2015.
•	Real Estate Loans
Real estate loan portfolio growth was $186.3 million on a net basis for the quarter.  Real estate loan originations were $380.6 million, at a weighted average interest rate of 3.44%.  Of this amount, $112.0 million represented loan refinances from the existing portfolio. Loan amortization and satisfactions totaled $195.0 million, or 17.8% (annualized) of the quarterly average portfolio balance, at an average rate of 4.24%. The average yield on the loan portfolio (excluding income recognized from prepayment activity) during the quarter ended September 30, 2015 was 3.66%, compared to 3.73% during the June 2015 quarter and 3.90% during the September 2014 quarter.
•	Credit Summary
Non-performing loans were $1.6 million, or 0.04% of total loans, at September 30, 2015, up from $959,000, or 0.02% of total loans, at June 30, 2015. During the three months ended September 30, 2015, three real estate loans totaling $555,000 were added to non-accrual status. Accruing loans delinquent between 30 and 89 days were $2.6 million, or 0.06% of total loans, at September 30, 2015, compared to $349,000, or 0.01% of total loans, at June 30, 2015. This increase reflected a $2.2 million loan which became 30 to 89 days delinquent during the September 30, 2015 quarter. This loan is well secured and is therefore unlikely to remain a long-term concern.
The allowance for loan losses was 0.42% of total loans at September 30, 2015, down slightly from 0.43% at June 30, 2015.
At September 30, 2015, non-performing assets represented 1.2% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table at the end of this news release).  This number compares very favorably to both national and regional industry averages.
•	Deposits and Borrowed Funds
Increasing deposit funding, especially core deposit funding, is viewed as a significant component of the Company's long term strategic growth plan. Although total deposits grew at a meaningful rate of 13% annualized during the quarter, loans actually grew faster, at a 17% pace. Therefore the loan-to-deposit ratio grew from 146% at June 30, 2015 to 148% at September 30, 2015.
Deposits increased by $95.7 million during the quarter ended September 30, 2015, 13% annualized, with no change in cost of deposits on a linked quarter basis. Recent deposit gathering initiatives focused upon money markets and business checking accounts led to growth of $88.6 million and $18.2 million in their respective balances during the period. Offsetting this growth was a reduction of $10.6 million in certificates of deposits ("CDs"). Checking account growth, a primary initiative for the bank, was up 27% annualized, and as a component of total deposits has now reached 10.1%.
The bank recently announced that it will open a unique 500-square foot banking "community space" on Bedford Avenue in Williamsburg, Brooklyn. This new retail location, which is expected to open in 2016, will be designed around several ATMs and a free Wi-Fi center with charging station and a community bulletin board, among other elements. A nearby full service retail branch is also planned to open during the third quarter of 2016.
Total borrowings increased $36.0 million during the September 2015 quarter. During the first nine months of 2015, deposit growth has been emphasized in order to fund asset growth. However, since loan growth outpaced deposit growth in the most recent quarter, additional borrowings were needed during the period.
While the great majority of borrowing activity during the most recent quarter involved shorter-term Federal Home Loan Bank of New York advances, $62.5 million of longer-term fixed rate borrowings were undertaken with a weighted average term to maturity of 4.0 years and a weighted average cost of 1.51%. Similar duration borrowings will continue to be employed periodically to help mitigate interest rate risk.

•	Capital
The bank and Company commenced compliance with the Basel III capital rules effective January 1, 2015. The consolidated leverage ratio (Tier 1 capital to average assets) was 10.91% at September 30, 2015, well in excess of all Basel III capital requirements (inclusive of conservation buffer amounts).
The bank's leverage ratio (Tier 1 capital to average assets) was 9.36% at September 30, 2015, down from 9.47% at June 30, 2015, as a result of asset growth of $188.0 million during the quarter. The bank's "Tier 1" and "Total" capital ratios were 12.04% and 12.57%, respectively, at September 30, 2015, also well in excess of the most stringent Basel III requirements.
Reported diluted earnings per share exceeded the quarterly cash dividend per share by 100% during the quarter ended September 30, 2015, equating to a 50% payout ratio. Additions to capital from earnings during the most recent quarterly period raised tangible book value per share by $0.15 sequentially, to $11.76 at September 30, 2015.
Outlook for the Quarter Ending December 31, 2015
At September 30, 2015, Dime had outstanding loan commitments totaling $209.0 million, all of which are likely to close during the quarter ending December 31, 2015, at an average interest rate approximating 3.31%. Loan prepayments and amortization are projected to fall within the targeted annualized range of 15% - 20% during the December 2015 quarter.
The Company has a balance sheet growth objective approximating 12% for the year ending December 31, 2015, with a preference toward utilizing retail deposits for most of its funding needs.
The Federal Open Market Committee recently elected to postpone monetary policy actions that had been anticipated to result in interest rate increases. As a result, deposit and borrowing funding costs are expected to remain near current historically low levels through the December 2015 quarter. During the quarter ending December 31, 2015, the bank has $190.2 million of CDs scheduled to mature at an average rate of 0.97%, and $403.0 million of borrowings maturing at an average rate of 0.81%. No significant increase or reduction in funding costs is anticipated to occur from the rollover or re-positioning of these funds.
Loan loss reserve provisions or credits will continue to depend upon annualized loan portfolio growth, incurred and anticipated losses, the aging of historical loss experience, and the overall performance of the loan portfolio.
Non‐interest expense is expected to approximate $16.2 million during the December 2015 quarter, in line with 2015 forecasted levels noted by management throughout the year.
The Company projects that the consolidated effective tax rate will approximate 40.0% in the December 2015 quarter.
Recently Disclosed Property Sale Transaction
The bank announced on October 7, 2015 that it had entered into an agreement to sell real estate parcels in Williamsburg, Brooklyn that are currently utilized as its primary back office operations center. This sale transaction, which is expected to close in February 2016, is currently expected to generate an after-

tax profit in the range of $35 - $40 million. While the bank may execute a qualified like-kind property exchange under Section 1031 of the Internal Revenue Code, any such exchange will not impact the ultimate financial statement effect, as deferred income tax expense will be recorded on any financial statement gain recognized.
Utilizing an estimated after-tax gain of $37.5 million (the mid-point of the range noted above), and the components of the tangible book value calculation as of September 30, 2015, the sale transaction would be approximately $1.01 accretive to tangible book value during the quarter in which the closing occurs.
ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (NASDAQ: DCOM) had $4.83 billion in consolidated assets as of September 30, 2015, and is the parent company of the bank. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.
This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	September 30,	June 30,	December 31,
	2015	2015	2014
ASSETS:
Cash and due from banks	$74,073	$67,946	$78,187
Investment securities held to maturity	5,349	5,300	5,367
Investment securities available for sale	3,684	3,842	3,806
Trading securities	8,697	8,777	8,559
Mortgage-backed securities available for sale	446	459	26,409
Federal funds sold and other short-term investments	-	-	250
Real Estate Loans:
One-to-four family and cooperative/condomnium apartment	69,618	70,875	73,500
Multifamily and loans underlying cooperatives (1)	3,560,134	3,426,991	3,292,753
Commercial real estate	853,633	799,882	745,463
Unearned discounts and net deferred loan fees	7,239	6,561	5,695
Total real estate loans	4,490,624	4,304,309	4,117,411
Other loans	1,468	1,954	1,829
Allowance for loan losses	(18,959)	(18,553)	(18,493)
Total loans, net	4,473,133	4,287,710	4,100,747
Loans held for sale	-	333	-
Premises and fixed assets, net	15,296	15,263	25,065
Premises held for sale	8,799	8,799	-
Federal Home Loan Bank of New York capital stock	54,348	52,728	58,407
Other Real Estate Owned	148	148	18
Goodwill	55,638	55,638	55,638
Other assets	132,881	137,592	134,654
TOTAL ASSETS	$4,832,492	$4,644,535	$4,497,107
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$229,436	$210,957	$187,593
Interest Bearing Checking	76,007	75,677	78,430
Savings	369,044	370,127	372,753
Money Market	1,467,303	1,378,718	1,094,698
Sub-total	2,141,790	2,035,479	1,733,474
Certificates of deposit	887,707	898,328	926,318
Total Due to Depositors	3,029,497	2,933,807	2,659,792
Escrow and other deposits	131,132	87,239	91,921
Federal Home Loan Bank of New York advances	1,069,725	1,033,725	1,173,725
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	47,579	41,137	41,264
TOTAL LIABILITIES	4,348,613	4,166,588	4,037,382
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,145,798 shares, 53,145,798 shares and 52,871,443 shares issued at September 30, 2015, June 30, 2015 and December 31, 2014, respectively, and 37,188,874 shares, 37,189,352 shares and
36,855,019 shares outstanding at September 30, 2015, June 30, 2015 and December 31, 2014, respectively)	532	532	529
Additional paid-in capital	259,906	259,637	254,358
Retained earnings	445,326	440,335	427,126
Accumulated other comprehensive loss, net of deferred taxes	(9,173)	(9,349)	(8,547)
Unallocated common stock of Employee Stock Ownership Plan	(2,371)	(2,429)	(2,545)
Unearned Restricted Stock Award common stock	(2,709)	(3,165)	(3,066)
Common stock held by the Benefit Maintenance Plan	(9,354)	(9,354)	(9,164)
Treasury stock (15,956,924 shares, 15,956,446 shares and 16,016,424 shares
at September 30, 2015, June 30, 2015 and December 31, 2014, respectively)	(198,278)	(198,260)	(198,966)
TOTAL STOCKHOLDERS' EQUITY	483,879	477,947	459,725
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,832,492	$4,644,535	$4,497,107

(1) While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Interest income:
Loans secured by real estate	$42,109	$43,473	$43,477	$127,370	$126,311
Other loans	22	24	26	70	80
Mortgage-backed securities	1	2	223	184	707
Investment securities	254	121	68	544	274
Federal funds sold and
other short-term investments	510	578	551	1,738	1,609
Total interest income	42,896	44,198	44,345	129,906	128,981
Interest expense:
Deposits and escrow	5,890	5,670	4,976	16,780	14,590
Borrowed funds	5,192	5,458	7,410	18,148	21,583
Total interest expense	11,082	11,128	12,386	34,928	36,173
Net interest income	31,814	33,070	31,959	94,978	92,808
Provision (credit) for loan losses	416	(1,135)	(501)	(891)	(1,350)
Net interest income after provision (credit) for loan losses	31,398	34,205	32,460	95,869	94,158

Non-interest income:
Service charges and other fees	1,013	799	1,084	2,562	2,507
Mortgage banking income, net	41	41	71	154	1,153
Gain (loss) on sale of securities
and other assets	(138)	(4)	-	1,287	649
Gain (loss) on trading securities	-	(21)	(43)		35
Other	983	862	705	2,874	2,098
Total non-interest income	1,899	1,677	1,817	6,877	6,442
Non-interest expense:
Compensation and benefits	9,255	9,540	8,760	25,637	27,384
Occupancy and equipment	2,531	2,490	2,513	7,965	7,656
Federal deposit insurance premiums	575	576	547	1,703	1,576
Other	3,763	3,760	2,904	11,049	9,229
Total non-interest expense	16,124	16,366	14,724	46,354	45,845

Income before taxes	17,173	19,516	19,553	56,392	54,755
Income tax expense	7,092	7,987	7,788	23,004	22,496

Net Income	$10,081	$11,529	$11,765	$33,388	$32,259

Earnings per Share ("EPS"):
Basic	$0.28	$0.32	$0.33	$0.92	$0.90
Diluted	$0.28	$0.32	$0.33	$0.92	$0.90

Average common shares outstanding for Diluted EPS	36,421,454	36,259,377	35,974,339	36,250,370	35,940,745

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended				For the Nine Months Ended
	September 30,	June 30,	September 30,		September 30,	September 30,
	2015	2015	2014		2015	2014
Reconciliation of Reported and Adjusted ("Core") Net Income (1):
Net Income	$10,081	$11,529	$11,765		$33,388	$32,259
Less: After tax gain on sale of securities	-	-	-		(764)	-
Add: After-tax expense associated with the prepayment of borrowings	-	-	-		750	-
Less: After tax gain on the sale of real estate	-	-	-		-	(356)
Less: After tax credit on curtailment of postretirement health benefits	-	-	-		(1,868)	-
Adjusted ("Core") net income	$10,081	$11,529	$11,765		$31,506	$31,903

Performance Ratios (Based upon Reported Net Income):
Reported Earnings Per Share ("EPS") (Diluted)	$0.28	$0.32	$0.33		$0.92	$0.90
Return on Average Assets	0.86%	1.01%	1.09%		0.97%	1.01%
Return on Average Stockholders' Equity	8.38%	9.78%	10.37%		9.44%	9.62%
Return on Average Tangible Stockholders' Equity	9.28%	10.84%	11.74%		10.47%	10.95%
Net Interest Spread	2.69%	2.88%	2.92%		2.72%	2.84%
Net Interest Margin	2.84%	3.05%	3.09%		2.90%	3.04%
Non-interest Expense to Average Assets	1.37%	1.44%	1.36%		1.35%	1.44%
Efficiency Ratio	47.63%	47.07%	43.54%		46.09%	46.51%
Effective Tax Rate	41.30%	40.93%	39.83%		40.79%	41.08%

Performance Ratios (Based upon "Core Net Income" as calculated above):
EPS (Diluted)	$0.28	$0.32	$0.33		$0.87	$0.89
Return on Average Assets	0.86%	1.01%	1.09%		0.92%	1.00%
Return on Average Stockholders' Equity	8.38%	9.78%	10.37%		8.90%	9.52%
Return on Average Tangible Stockholders' Equity	9.28%	10.84%	11.74%		9.88%	10.83%
Net Interest Spread	2.69%	2.88%	2.92%		2.77%	2.84%
Net Interest Margin	2.84%	3.05%	3.09%		2.94%	3.04%
Non-interest Expense to Average Assets	1.37%	1.44%	1.36%		1.45%	1.44%
Efficiency Ratio	47.63%	47.07%	43.54%		48.81%	46.51%
Effective Tax Rate	41.30%	40.93%	39.83%		40.52%	41.04%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$13.01	$12.85	$12.38		$13.01	$12.38
Tangible Book Value Per Share	11.76	11.61	10.98		11.76	10.98

Average Balance Data:
Average Assets	$4,691,008	$4,555,381	$4,321,228		$4,588,901	$4,258,512
Average Interest Earning Assets	4,478,684	4,335,579	4,138,802		4,372,022	4,071,994
Average Stockholders' Equity	481,069	471,628	453,813		471,789	446,962
Average Tangible Stockholders' Equity	434,735	425,522	400,822		425,266	392,921
Average Loans	4,370,325	4,216,209	4,017,867		4,253,539	3,928,115
Average Deposits	2,988,325	2,911,493	2,636,593		2,883,537	2,596,830

Asset Quality Summary:
Net (recoveries) charge-offs	$10	$(1,451)	$34		$(1,357)	$(295)
Non-performing Loans (excluding loans held for sale)	1,590	959	11,527		1,590	11,527
Non-performing Loans/ Total Loans	0.04%	0.02%	0.28%		0.04%	0.28%
Nonperforming Assets (2)	$2,965	$2,659	$13,929		$2,965	$13,929
Nonperforming Assets/Total Assets	0.06%	0.06%	0.32%		0.06%	0.32%
Allowance for Loan Loss/Total Loans	0.42%	0.43%	0.47%		0.42%	0.47%
Allowance for Loan Loss/Non-performing Loans	1192.39%	1934.62%	165.69%		1192.39%	165.69%
Loans Delinquent 30 to 89 Days at period end	$2,554	$349	$1,113		$2,554	$1,113

Consolidated Capital Ratios
Tangible Stockholders' Equity to Tangible Assets at period	9.15%	9.40%	9.35%		9.15%	9.35%
Tier 1 Capital to Average Assets (3)	10.91%	11.12%	N/	A	10.91%	N/	A

Regulatory Capital Ratios (Bank Only):
Common Equity Tier 1 Capital to Risk-Weighted Assets (3)	9.09%	9.30%	N/	A	9.09%	N/	A
Tier 1 Capital to Risk-Weighted Assets ("Tier 1 Capital Ratio") (3)	12.04%	12.44%	N/	A	12.04%	N/	A
Total Capital to Risk-Weighted Assets ("Total Capital Ratio") (3)	12.57%	12.99%	N/	A	12.57%	N/	A
Tier 1 Capital to Average Assets (3)	9.36%	9.47%	N/	A	9.36%	N/	A

(1) Adjusted net income is a "non-GAAP" measure. A reconciliation from the comparable GAAP measure is provided herein.
(2) Amount comprised of total non-accrual loans and the recorded balance of pooled bank trust preferred security investments that were deemed to meet the criteria of a non-performing asset.
(3) The ratios presented as of September 30, 2015 and June 30, 2015 are based upon new regulatory capital measures that became effective on January 1, 2015.  Since these ratios were not effective as of September 30,
      2014, comparative measures are not available as of that date, and are thus not presented.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
		September 30, 2015			June 30, 2015			September 30, 2014
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$4,368,777	$42,109	3.86%	$4,214,674	$43,473	4.13%	$4,015,816	$43,477	4.33%
Other loans	1,548	22	5.68	1,535	23	5.99	2,051	26	5.07
Mortgage-backed securities	439	1	0.91	461	2	1.74	27,011	223	3.30
Investment securities	18,602	254	5.46	18,491	121	2.62	15,827	68	1.72
Federal funds sold and other short-term investments	89,318	510	2.28	100,418	579	2.31	78,097	551	2.82
Total interest earning assets	4,478,684	$42,896	3.83%	4,335,579	$44,198	4.08%	4,138,802	$44,345	4.29%
Non-interest earning assets	212,324			219,802			182,426
Total assets	$4,691,008			$4,555,381			$4,321,228

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$75,082	$74	0.39%	$75,739	$60	0.32%	$76,623	$51	0.26%
Money Market accounts	1,417,796	2,717	0.76	1,335,793	2,441	0.73	1,153,517	1,692	0.58
Savings accounts	370,454	45	0.05	373,430	45	0.05	378,527	47	0.05
Certificates of deposit	891,769	3,054	1.36	916,684	3,124	1.37	852,188	3,186	1.48
Total interest bearing deposits	2,755,101	5,890	0.85	2,701,646	5,670	0.84	2,460,855	4,976	0.80
Borrowed Funds	1,091,258	5,192	1.89	1,010,119	5,458	2.17	1,119,859	7,410	2.63
Total interest-bearing liabilities	3,846,359	$11,082	1.14%	3,711,765	$11,128	1.20%	3,580,714	$12,386	1.37%
Non-interest bearing checking accounts	233,224			209,847			175,738
Other non-interest-bearing liabilities	130,356			162,141			110,962
Total liabilities	4,209,939			4,083,753			3,867,414
Stockholders' equity	481,069			471,628			453,814
Total liabilities and stockholders' equity	$4,691,008			$4,555,381			$4,321,228
Net interest income		$31,814			$33,070			$31,959
Net interest spread			2.69%			2.88%			2.92%
Net interest-earning assets	$632,325			$623,814			$558,088
Net interest margin			2.84%			3.05%			3.09%
Ratio of interest-earning assets to interest-bearing liabilities		116.44%			116.81%			115.59%

Deposits (including non-interest bearing checking accounts)	$2,988,325	$5,890	0.78%	$2,911,493	$5,670	0.78%	$2,636,593	$4,976	0.75%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$2,145			$4,194			$3,943
Real estate loans (excluding net prepayment and late payment fee income)			3.66%			3.73%			3.94%
Interest earning assets (excluding net prepayment and late payment fee income)			3.64%			3.69%			3.90%
Net Interest income (excluding net prepayment and late payment fee income)		$ 29,669			$ 28,876			$ 28,016
Net Interest margin (excluding net prepayment and late payment fee income)			2.65%			2.66%			2.71%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars In thousands)

	At September 30,	At June 30,	At September 30,
Non-Performing Loans	2015	2015	2014
One- to four-family and cooperative/condominium apartment	$834	$749	$1,363
Multifamily residential and mixed use residential real estate (1)(2)	547	-	1,039
Mixed use commercial real estate (2)	-	-	4,400
Commercial real estate	207	207	4,717
Other	2	3	8
Total Non-Performing Loans (3)	$1,590	$959	$11,527
Other Non-Performing Assets
Non-performing loans held for sale	-	333	1,481
Other real estate owned	148	148	18
Pooled bank trust preferred securities (4)	1,227	1,219	903
Total Non-Performing Assets	$2,965	$2,659	$13,929

TDRs not included in non-performing loans (3)
One- to four-family and cooperative/condominium apartment	599	601	607
Multifamily residential and mixed use residential real estate (1)(2)	704	712	1,115
Mixed use commercial real estate (2)	4,365	4,385	-
Commercial real estate	3,444	3,459	9,025
Total Performing TDRs	$9,112	$9,157	$10,747

(1) Includes loans underlying cooperatives.

(2) While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the table above to provide further emphasis of the discrete composition of their underlying real estate collateral.

(3) Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR. These non-accruing TDRs, which totaled $207 at September 30, 2015, $207 at June 30, 2015 and $9,117
at September 30, 2014, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(4) As of the dates indicated, certain pooled bank trust preferred securities were deemed to meet the criteria of a non-performing asset.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES
	At September 30,	At June 30,	At September 30,
	2015	2015	2014
Total Non-Performing Assets	$2,965	$2,659	$13,929
Loans 90 days or more past due on accrual status (5)	2,503	1,044	2,400
TOTAL PROBLEM ASSETS	$5,468	$3,703	$16,329

Tier One Capital - The Dime Savings Bank of Williamsburgh	$432,919	$425,334	$399,062
Allowance for loan losses	18,959	18,553	19,098
TANGIBLE CAPITAL PLUS RESERVES	$451,878	$443,887	$418,160

PROBLEM ASSETS AS A PERCENTAGE OF
TANGIBLE CAPITAL AND RESERVES	1.2%	0.8%	3.9%

(5) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.

Contact: Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279